VA Software Corporation
              FY 2006 Named Executive Officer Incentive Bonus Plan
              ----------------------------------------------------

1.       Purpose:

The purpose of the Fiscal Year ("FY") 2006 Named Executive Officer Incentive Bonus Plan (the "Officer Plan") is to recognize the senior management team of VA Software Corporation, and its subsidiaries (the "Company"), for achieving agreed financial objectives.

2.       Plan Year:

For purposes of this Officer Plan, the plan year will be divided equally into four portions:

     o First Quarter of FY 2006, which runs from August 1, 2005 through and including October 31, 2005; and

     o Second Quarter FY 2006, which runs from November 1, 2005 through and including January 31, 2006.

     o Third Quarter of FY 2006, which runs from February 1, 2006 through and including April 30, 2006; and

     o Fourth Quarter FY 2006, which runs from May 1, 2006 through and including July 31, 2006.

Eligibility:
------------

The Company's Compensation Committee of its Board of Directors ("Compensation Committee") has the sole authority to determine eligibility under this Officer Plan.

Participants must be named executive officers of the Company throughout the applicable quarter of FY 2006 in order to be eligible to receive such quarter's corresponding FY 2006 quarterly payment in full under the terms of this Officer Plan.

Participants, who become eligible during an applicable quarter of FY 2006 - through promotion or as new hires - will be eligible to join the plan and may receive such quarter's corresponding FY 2006 quarterly bonus on a pro-rata basis. Information regarding eligible participants, including such participant's goals, and objectives, will be communicated to eligible participants at the beginning of respective fiscal quarter (or as soon thereafter as is practicable), or at the time of hire.

Bonus Potential:
----------------

At the beginning of each fiscal quarter, the bonus potential level will be established for each participant based on the participant's position, responsibilities, and influence on business objectives. Bonus potential will be expressed as a percentage of such named executive officer's annual base salary at the beginning of the Officer Plan quarter.

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Corporate Bonus Measurements:
-----------------------------

The Compensation Committee will have the sole authority to establish the metrics of the corporate bonus measurements under this Officer Plan (the "Officer Plan Corporate Bonus Measurements").

The quarterly allocations, methodologies and metrics, will be determined by the Compensation Committee in accordance with an operating plan approved by the Board. Each Officer Plan participant's award will be determined in accordance with the provisions set forth in this Officer Plan based on achievement of each Officer Plan Corporate Bonus Measurement.

Payout:
-------

In order to receive any quarterly payout under this Officer Plan, an Officer Plan participant must be a named executive officer at the time of payout, which will occur within ninety (90) days of the end of each respective quarter. There will be no exceptions made to this policy. If a named executive officer's position as a named executive officer of the Company terminates for any reason, including voluntarily by the employee, by the Company with or without cause, or due to a reduction-in force, the named executive officer will not be entitled to receive any payout under this Officer Plan.

All bonus payments will be subject to the required federal, state, or local withholdings, in accordance with the Company's normal payroll practice.

Plan Limitations:
-----------------

The Officer Plan, as described in this document, is only in effect for FY 2006 and will not continue beyond that point.

The Company reserves the right, based upon business conditions, to amend or terminate this Officer Plan at any time, in whole or in part, in its sole discretion, and without notice.

Except as otherwise set forth in this Officer Plan, the Compensation Committee shall have the exclusive and final discretionary authority and power to determine employee eligibility to participate and receive payment under this Officer Plan, to determine the amount of payment under this Officer Plan, to construe terms and provisions of this Officer Plan, and to exercise all other powers specified in this Officer Plan or which may be implied from the provisions of this Officer Plan.

The Compensation Committee has the authority, in its discretion to amend and rescind any of this Officer Plan's terms or provisions, terminate this Officer Plan, and to make all determinations necessary for the administration of this Officer Plan.

No person eligible to participate in this Officer Plan is eligible to participate in any other Company incentive bonus plan at this time.